                                                                      EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Fairgrove LLC
Flagstaff Publishing Co.
Hanford Sentinel, Inc.
HomeChoice, LLC
HSTAR LLC
Kauai Publishing Co.
Napa Valley Publishing Co.
NLPC LLC
Northern Illinois Publishing Co.
Northern Lakes Publishing Co.
NVPC LLC
Pantagraph Publishing Co.
Pulitzer Missouri Newspapers, Inc.
Pulitzer Network Systems LLC
Pulitzer Newspapers, Inc.
Pulitzer Technologies, Inc.
Pulitzer Utah Newspapers, Inc.
Santa Maria Times, Inc.
SHTP LLC
SOPC LLC
Southwestern Oregon Publishing Co.
St. Louis Post-Dispatch LLC
Star Publishing Company
STL Distribution Services, LLC
Suburban Journals of Greater St. Louis LLC
Ynez Corporation